Exhibit 5.7

[Letterhead of Barber & Bartz, P.C.]

June 6, 2011

Board of Directors of

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Re:	XETA Technologies, Inc.
Our File No. 9421-02

Ladies and Gentlemen:

We have acted as special counsel to XETA Technologies, Inc., an Oklahoma corporation (“XETA”), which is an indirect, wholly-owned subsidiary of PAETEC Holding Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by the Company, and by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering of $450,000,000 in aggregate principal amount of the Company’s 9-7/8% Senior Notes due 2018 (the “Exchange Notes”) in exchange for up to $450,000,000 in aggregate principal amount of 9-7/8% Senior Notes due 2018 of the Company originally issued on December 2, 2010 and outstanding as of the date hereof (the “Original Notes”), and the guarantees of the Exchange Notes (the “Guarantees”) to be given by the Subsidiary Guarantors, including XETA. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of December 2, 2010, as supplemented or amended (the “Indenture”), by and among the Company, the Guarantors parties thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee, to which XETA became a party by execution of the Fourth Supplemental Indenture dated as of June 3, 2011 (the “Indenture Supplement”).

Board of Directors of

PAETEC Holding Corp. and

Hogan Lovells US LLP

June 6, 2011

For purposes of this opinion letter, we have examined copies of such agreements, instruments and other documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed (the “Documents”). In our examination of such Documents, we have assumed the genuineness of all signatures thereon, the legal capacity of all natural persons executing the same as or on behalf of any party, the accuracy and completeness of all Documents submitted to us for examination, the authenticity of all such Documents which are originals, and the conformity to authentic originals of all Documents submitted to us as copies (including telecopies).

As to all matters of fact, we have relied on the representations and statements of fact made by parties in the Documents, we have not independently established the facts so relied on and we have not made any investigation or inquiry other than our examination of such Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of Oklahoma, including the Oklahoma General Corporation Act (the “Act”).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.        XETA is validly existing as a corporation formed under the Act.

2.        XETA had the corporate power as of the date of the Indenture Supplement, and has the corporate power as of the date hereof, to execute and deliver the Indenture Supplement and perform its obligations under the Indenture.

3.        The Indenture Supplement has been duly authorized, executed and delivered by XETA under the Act.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan Lovells US LLP may rely on such opinions solely for the purposes described below. This opinion letter may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein, including not limited to any opinion as to federal or state taxation, banking, securities or “blue sky” laws or regulations.

We hereby consent to Hogan Lovells US LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees, which opinion is being filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the

Board of Directors of

PAETEC Holding Corp. and

Hogan Lovells US LLP

June 6, 2011

prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as Exhibit 5.7 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

BARBER & BARTZ, P.C.

/s/ Robert L. Bearer

Robert L. Bearer